                                                                   EXHIBIT 10.2



                                 JOHN W. COYLE

                              EMPLOYMENT AGREEMENT
                              --------------------

          This Agreement is made as of the 12th day of February 2001, between TRIGON INSURANCE COMPANY, a Virginia corporation (the "Company"), and JOHN W. COYLE of Richmond, Virginia ("Executive").


                                   RECITALS


          The Company has employed Executive as its President and Chief Operating Officer effective February 12, 2001, and the Company and Executive desire to enter into this Agreement to reflect the terms of such employment.

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties agree as follows:

                                   Article I

                                   EMPLOYMENT

     1.1 Employment. The Company hereby employs Executive as President and Chief Operating Officer of the Company. Executive shall report to the Chairman and Chief Executive Officer of the Company and shall have the powers, duties, and responsibilities assigned to him by the Chairman and Chief Executive Officer. Executive shall devote his full business time and efforts to the business and affairs of the Company; provided, however, that this provision shall not preclude Executive from serving as a director of any other corporation or other organization if such service involves no conflict of interest with the interests of the Company. All such directorships shall be disclosed to and reviewed by the Executive Committee of the Company.

     1.2 At Will Employment. Executive's employment hereunder is at will. Executive may resign at any time, and the Company may discharge Executive at any time, with or without cause.

                                  Article II

                           COMPENSATION AND BENEFITS

     2.1 Base Salary. Executive's base salary for 2001 shall be at the annual rate of $475,000.

     2.2 Incentive Compensation. Executive shall also be eligible to participate in the Company's Annual Incentive Plan, Long-Term Performance Plan, Stock Option Plan, and other incentive plans and programs that may be maintained by the Company.

     2.3 Annual Reviews. Effective each January 1 during the term of this Agreement, the Chairman and Chief Executive Officer will review Executive's performance as Chief Operating Officer and will recommend to the Human Resources, Compensation and Employee Benefits Committee of the Board of Directors (the "Committee") such annual change in base salary as may be appropriate and in accordance with the Company's regular salary administration program. The Committee will determine such annual change in base salary.

     2.4 Participation in Employee Benefit Plans. While employed by the Company, Executive shall be entitled to participate in the Company's Non-Contributory Retirement Program, Supplemental Retirement Program, the Employees' Thrift Plan, the 401(k) Restoration Plan, the group health insurance program, the group term life insurance program, and the disability insurance program. In addition, the Company shall provide to Executive an automobile allowance, tax and financial planning services, and reimbursement for business expenses.

                                  Article III

                               SEVERANCE BENEFITS

     3.1 Severance Benefits. If (i) the Company terminates Executive's employment for any reason other than for Cause, or (ii) Executive resigns his employment for Good Reason, then:

          (a) The Company will continue to pay Executive his then current base salary for twenty-four (24) months following the termination of his employment, and

          (b) The Company will continue Executive's participation in the Company's group health insurance program and group term life insurance program (or provide Executive with benefits of equivalent value) for twenty-four (24) months following the termination of his employment.

If (i) the Company terminates Executive's employment for Cause, or (ii) Executive resigns his employment for any reason other than for Good Reason, then Executive will not be entitled to any of the benefits described in the preceding sentence. The Company shall be entitled to terminate Executive's employment for Cause if Executive engages in continued neglect of his duties or responsibilities or willful misconduct in connection with his duties or responsibilities. Executive shall be entitled to resign for Good Reason if (i) Thomas G. Snead, Jr., resigns from the Company before February 12, 2004, and
(ii) within one year thereafter there is a material reduction in Executive's base salary or opportunities to earn incentive compensation, or a material reduction in Executive's duties, responsibilities or authority.

                                   Article IV

                                 NON-COMPETITION

     4.1  Covenant Not to Compete.   If Executive's employment with the Company
terminates for any reason, Executive agrees that he will not, prior to the expiration of two (2) years following the termination of his employment, become an officer, director, or employee of, or consultant to, or 10% or more owner of, any entity that, as of the date of termination of Executive's employment, is then competing with the Company or any Affiliate of the Company in Virginia.
For purposes of this Agreement, an "Affiliate" of the Company means any corporation or other legal entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

     4.2 Non-Solicitation of Company Employees. If Executive's employment with the Company terminates for any reason, Executive agrees that he will not, prior to the expiration of two (2) years following the termination of his employment, employ or seek to employ, on his own behalf or on behalf of any other person, any employee of the Company or any Affiliate of the Company.

     4.3 Remedies. Executive agrees that in the event of a breach by Executive of any covenant in this Article IV, the Company's remedies at law will be inadequate, and that the Company will be entitled to appropriate equitable relief, including an injunction restraining such breach.

                                    Article V

                                  MISCELLANEOUS

     5.1 Coordination with Executive Continuity Agreement. The Company and Executive are parties to an Executive Continuity Agreement dated as of February 12, 2001 (the "Executive Continuity Agreement"). If Executive's employment with the Company terminates under circumstances that constitute a Compensable Termination within the meaning of the Executive Continuity Agreement, then this Agreement shall be terminated effective as of the date on which Executive's employment terminates, neither party to this Agreement shall have any obligation to the other hereunder, and Executive shall be entitled to the benefits due to him under the Executive Continuity Agreement. If Executive's employment terminates under circumstances that do not constitute a Compensable Termination within the meaning of the Executive Continuity Agreement, then this Agreement shall remain in full force and effect.

     5.2 Rights Not Exclusive. Executive's rights under this Agreement are not exclusive, and nothing in this Agreement shall limit any rights that Executive may have under any other plan, contract, arrangement, custom, policy, practice or program of the Company.

     5.3 Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or mailed, registered or certified mail, as follows:

          (a)       If to the Company, to:

                    Chairman of the Executive Committee
                    Trigon Insurance Company
                    2015 Staples Mill Road
                    Post Office Box 27401
                    Richmond, Virginia  23279

          (b) If to Executive, to his last address shown on the records of the Company.

     5.4 Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale, or otherwise, but neither this Agreement nor any right hereunder may be otherwise assigned or transferred by either party hereto.

     5.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Virginia.

     5.6 Amendment. This Agreement may be amended only by a written instrument signed by the parties hereto.


          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.



                              TRIGON INSURANCE COMPANY



                         By:  ___________________________________________
                              Thomas G. Snead, Jr.
                              Chairman and Chief Executive Officer



                              ___________________________________________
                              JOHN W. COYLE